Exhibit 22.1 List of Subsidiaries

The following companies are subsidiaries of the Company and are included in the consolidated financial statements of the Company:


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

                                                                                            Percentage of Voting
NAME                                                  JURISDICTION OF ORGANIZATION          SECURITIES OWNED

American Locker Security Systems, Inc.                Delaware                              100%
American Locker Company, Inc.                         Delaware                              100%
American Locker Company of Canada, Ltd.               Dominion of Canada                    100% (1)
Canadian Locker Company, Ltd.                         Dominion of Canada                    100% (2)
American Locker Security Systems International        Virgin Islands                        100% (1)

(1)      Owned by American Locker Security Systems, Inc.
(2)      Owned by American Locker Company of Canada, Ltd.


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